Exhibit 99.1

COMPANY CONTACT:
Scott Topping, CFO
Hawaiian Airlines
Phone: 808.835.3700
scott.topping@hawaiianair.com

INVESTOR RELATIONS CONTACT:
Susan Donofrio, Sr. Director
Phone: 908.719.3206
susan.donofrio@hawaiianair.com

MEDIA CONTACT:
Keoni Wagner, VP
Hawaiian Airlines
Phone: 808.838.6778
keoni.wagner@hawaiianair.com

Hawaiian Holdings Reports 2012 First Quarter Financial Results

Financial Highlights

•                  GAAP net income of $7.3 million, or $0.14 per diluted share

•                  Adjusted net income of $3.3 million, or $0.06 per diluted share, reflecting economic fuel expense

•                  Operating revenue increase of 19.1% to $435.5 million

•                  Passenger revenue per available seat mile (PRASM) increase of 6.5% to 12.45 cents

•                  Operating cost per available seat mile (CASM) increase of 1.1% to 13.45 cents

•                  CASM excluding fuel decrease of 4.2% to 8.99 cents

•                  Unrestricted cash and cash equivalents of $376 million

HONOLULU — April 24, 2012 — Hawaiian Holdings, Inc. (NASDAQ: HA) (“Holdings” or the “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported consolidated net income for the three months ended March 31, 2012 of $7.3 million, or $0.14 per diluted share, on total operating revenue of $435.5 million, compared to net income of $0.9 million, or $0.02 per diluted share, on total operating revenue of $365.6 million for the three months ended March 31, 2011.

Adjusted for economic fuel expense, the Company reported net income of $3.3 million, or $0.06 per diluted share for the three months ended March 31, 2012.  This compares with adjusted net loss of $3.2 million, or $0.06 per diluted share, for the three months ended March 31, 2011, reflecting economic fuel expense.  Table 4 sets forth a reconciliation of net income and diluted net income per share on a GAAP basis and non-GAAP net income and diluted net income per share reflecting economic fuel expense.  The Company believes that the presentation of economic fuel expense most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period.

Mark Dunkerley, the Company’s president and chief executive officer, commented that “We are pleased to report a profit during a seasonally weak period when the business was nonetheless growing rapidly.  Despite higher fuel costs, demand for our long haul services has stayed strong.  Adding a sixth A330 and inaugurating Fukuoka-Honolulu service were the operational highlights of the quarter.  Continuing the eventful period we are in, we have three more A330s arriving in the second quarter, allowing us to start service to New York and boost capacity on a number of other routes.  Our employees continue to do a peerless job of caring for our customers.  In that vein, we are particularly pleased to have reached a long term labor agreement with our Flight Attendant union.”

First Quarter Financial Results

The Company reported operating income of $12.9 million in the first quarter of 2012, compared with operating loss of $4.9 million in the prior-year period.

First quarter 2012 operating revenue was $435.5 million, a 19.1% increase compared with the first quarter of 2011.  Capacity for the quarter increased 12.8% year-over-year to 3.1 billion available seat miles (ASMs), resulting in operating revenue per ASM (RASM) of 13.86 cents, up 5.6% from the first quarter a year ago.  First quarter scheduled passenger load factor declined 0.4 percentage points to 83.8%, while passenger yield (passenger revenue per revenue passenger mile) increased 7.0% to 14.86 cents and PRASM increased 6.5% to 12.45 cents.  Selected Statistical Data is included in Table 2.

Total operating expenses for the first quarter of 2012 increased 14.0% year-over-year to $422.6 million, resulting in an operating cost per available seat mile (CASM) of 13.45 cents, up 1.1% versus the same period a year ago.  First quarter CASM excluding fuel decreased 4.2% to 8.99 cents when compared to the same period a year ago.  A reconciliation of the GAAP and non-GAAP financial measures is included in Tables 3, 4 and 6.

Aircraft fuel costs in the first quarter of 2012 increased 28.3% year-over-year to $140.3 million and represented 33.2% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel increased 13.8% year-over-year to $3.25 (including taxes and delivery).  The financial impact of hedging activities is included in nonoperating income/expenses, and as such is not reflected in fuel expense.  Nonoperating income in the first quarter of 2012 reflects $5.8 million in net gains from Hawaiian’s fuel hedging activity.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period.  The Company defines economic fuel expense as GAAP fuel expense plus (gains)/losses realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.  For the three months ended March 31, 2012, economic fuel expense was $141.2 million ($3.27 per gallon), compared with $107.8 million ($2.82 per gallon) in the prior year period.  An analysis of economic fuel expense for the three months ended March 31, 2012 and 2011 and pro-forma net income and diluted net income per share reflecting economic fuel expense is included in Tables 3 and 4.

First quarter 2012 nonoperating expense totaled $1.0 million, compared with nonoperating income of $6.4 million in the first quarter of 2011.  The shift from nonoperating income to expense is primarily due to the increase in interest expense and amortization of debt discounts and issuance costs, which increased to $9.0 million compared to $3.2 million in the prior-year period due to the additional financing for aircraft deliveries.  Additionally during the first quarter of 2012, the Company recognized nonoperating income of $5.8 million related to fuel hedging activities compared to $8.4 million in the prior year period.  In the first quarter 2012, hedging income reflects $0.9 million of realized losses on derivative contracts settled in the quarter, the reversal of $1.8 million of previously recorded losses on these same contracts, and $4.9 million in unrealized gains related to fuel derivative contracts settling in future periods.

Liquidity, Capital Resources and Fuel Hedging

As of March 31, 2012, the Company had:

•                  Unrestricted cash and cash equivalents of $376 million and $5.2 million in restricted cash.

•                  Current available borrowing capacity of $56.6 million under Hawaiian’s Revolving Credit Facility.

•                  Outstanding debt and capital lease obligations of $539.7 million consisting of the following:

•                  $70.0 million outstanding under Convertible Senior Notes.

•                  $74.3 million outstanding under floating rate notes issued in conjunction with the acquisition of three Boeing 767-300 ER aircraft.

•                  $182.1 million secured loan agreements for a portion of the purchase price for 15 previously leased Boeing 717-200 aircraft.

•                  $192.8 million outstanding under three secured loan agreements to finance a portion of the purchase price for Airbus A330-200 aircraft.

•                  $20.0 million in capital lease obligations for Boeing 717-200 aircraft delivered in the first quarter 2012.

•                  $0.5 million of non-aircraft related capital lease obligations.

A summary of the Company’s fuel derivatives contracts as of April 13, 2012 is included as Table 5.

First Quarter 2012 Highlights

•                  For the 8th consecutive year, ranked as the nation’s #1 airline in on-time performance for 2011, as reported (in February 2012) by the U.S. Department of Transportation Air Travel Consumer Report.

•                  Led the U.S. airline industry in January 2012, ranking #1 nationally for on-time performance, as reported by the U.S. Department of Transportation Air Travel Consumer Report.

•                 Ranked second in overall performance in the 2012 Airline Quality Rating Report.

•                  In January 2012, implemented code-sharing and frequent flyer agreements between Hawaiian and All Nippon Airways (ANA).

•                  In January 2012, announced the introduction of a Maui hub offering improved connections between Maui and Neighbor Island destinations, as well as flights to and from the West Coast.

•                  In January 2012, announced a broad set of commercial agreements with JetBlue.  The agreements provide for immediate interline connections between the carriers and in the near future encompass code-sharing and a reciprocal frequent flyer partnership.  In addition, Hawaiian’s new HNL — JFK service will operate from JetBlue’s Terminal 5 in New York beginning in June.

•                  In February 2012, became the first airline to receive aviation carbon credits for reducing carbon dioxide emissions by nearly 22,000 metric tons over the past six years by implementing eco-friendly engine washing technology.

•                  In March 2012, reached a five-year agreement with the Association of Flight Attendants.

•                  In April 2012, the Company launched daily non-stop service from Honolulu to Fukuoka, Japan.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin today (Tuesday, April 24, 2012) at 4:30 p.m. Eastern Time (USA).  The conference call will be broadcast live over the Internet.  Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live webcast, the call will be archived for 90 days on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian has led all U.S. carriers in on-time performance for each of the past eight years (2004-2011) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian as the top domestic airline serving Hawaii.

Now in its 83rd year of continuous service, Hawaiian is Hawaii’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, along with service to Japan, South Korea, the Philippines, Australia, American Samoa, and Tahiti. Daily service to New York City will begin in June 2012. Hawaiian also provides approximately 170 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com.

Forward-Looking Statements

Statements in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to certain current and future events and financial performance.  Such forward-looking statements include, without limitation, statements regarding: our plans for the year; our long haul fleet transition; inauguration of service to new destinations; scheduled aircraft delivery; a raise in capacity; and statements as to other matters that do not relate strictly to historical facts of statements of assumptions underlying any of the foregoing.  Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes,” “estimates,” variations of such words, and similar expressions are also intended to identify such forward-looking statements.  These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, all of which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements.

The risks, uncertainties and assumptions referred to above that could cause the Company’s results to differ materially from the results expressed or implied by such forward-looking statements also include the risks, uncertainties and assumptions discussed from time to time in the Company’s other public filings and public announcements, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.  All forward-looking statements included in this document are based on information available to the Company on the date of this release.  The Company does not undertake to publicly update or revise its forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Table 1.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except for per share data) (unaudited)

	Three Months Ended
	March 31,
	2012	2011

Operating Revenue:
Passenger	$390,926	$325,281
Other	44,568	40,328
Total	435,494	365,609

Operating Expenses:
Aircraft fuel, including taxes and oil	140,318	109,363
Wages and benefits	90,124	77,572
Aircraft rent	23,222	34,075
Maintenance materials and repairs	43,712	43,414
Aircraft and passenger servicing	21,346	18,423
Commissions and other selling	29,416	26,233
Depreciation and amortization	19,151	14,703
Other rentals and landing fees	19,748	16,324
Other	35,557	30,447
Total	422,594	370,554

Operating Income (Loss)	12,900	(4,945)

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(9,048)	(3,194)
Interest income	214	357
Capitalized interest	2,573	1,216
Gains on fuel derivatives	5,820	8,379
Other, net	(600)	(327)
Total	(1,041)	6,431

Income Before Income Taxes	11,859	1,486
Income tax expense	4,601	631

Net Income	$7,258	$855

Net Income Per Common Stock Share:
Basic	$0.14	$0.02
Diluted	$0.14	$0.02

Weighted Average Number of Common Stock Shares Outstanding:
Basic	51,005	50,521
Diluted	52,303	51,968

Table 2.

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended
	March 31,
	2012		2011		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	2,630.3		2,341.1		12.4%
Available seat miles (ASM) (a)	3,140.0		2,782.7		12.8%
Passenger revenue per RPM (Yield)	14.86	¢	13.89	¢	7.0%
Passenger load factor (RPM/ASM)	83.8%		84.1%		(0.4	)pt.
Passenger revenue per ASM (PRASM)	12.45	¢	11.69	¢	6.5%

Total Operations:
Revenue passenger miles (RPM) (a)	2,631.4		2,341.9		12.4%
Available seat miles (ASM) (a)	3,141.3		2,784.0		12.8%
Passenger load factor (RPM/ASM)	83.8%		84.1%		(0.4	)pt.
Operating revenue per ASM (RASM)	13.86	¢	13.13	¢	5.6%
Operating cost per ASM (CASM)	13.45	¢	13.31	¢	1.1%
CASM excluding aircraft fuel	8.99	¢	9.38	¢	(4.2)%
Gallons of jet fuel consumed (a)	43.1		38.2		12.7%
Average cost per gallon of jet fuel (actual) (b)	$3.25		$2.86		13.8%

(a) in millions.
(b) Includes applicable taxes and fees.

Table 3.

Hawaiian Holdings, Inc.

Economic Fuel Expense

(in thousands, except per-gallon amounts)

	Three Months Ended March 31,
	2012	2011	Change

Aircraft fuel expense, including taxes and oil	$140,318	$109,363	28.3%
Realized (gains) losses on settlement of fuel derivative contracts	854	(1,560)	(154.7)%
Economic fuel expense	$141,172	$107,803	31.0%
Fuel gallons consumed	43,125	38,249	12.7%
Economic fuel cost per gallon	$3.27	$2.82	16.1%

Table 4.

Hawaiian Holdings, Inc.

Pro-forma Net Income and Diluted Earnings Per Share Reflecting Economic Fuel Expense

(in thousands, except per-share data)

	Three months ended March 31,
	2012		2011
	Net income	Diluted net income per share	Net income (loss)	Diluted net income (loss) per share
As reported - GAAP	$7,258	$0.14	$855	$0.02
Less: unrealized gains on fuel derivative contracts, net of tax	4,005	0.08	4,091	0.08
Reflecting economic fuel expense	$3,253	$0.06	$(3,236)	$(0.06)

Table 5.

Hawaiian Holdings, Inc.

Fuel Derivative Contract Summary

As of April 13, 2012

	Weighted Average Contract		Percentage of Projected
	Price		Fuel Requirements
	Cap	Floor	Hedged	Fuel Barrels Hedged
Second Quarter 2012
Heating Oil (per gallon)
Call Options	$3.27	N/A	6%	65,000
Collars	$3.03	$2.65	17%	194,000

Crude Oil (per barrel)
Brent Call Options	$127.97	N/A	25%	288,000
WTI Call Options	$114.93	N/A	9%	103,000
Brent Collars	$111.93	$97.05	4%	42,000
WTI Collars	$106.58	$89.88	4%	48,000
Total			65%	740,000

Third Quarter 2012
Heating Oil (per gallon)
Collars	$3.05	$2.66	13%	168,000

Crude Oil (per barrel)
Brent Call Options	$132.00	N/A	40%	515,000
WTI Call Options	$112.56	N/A	1%	7,000
Brent Collars	$111.48	$96.56	3%	42,000
WTI Collars	$107.30	$90.30	2%	28,000
Total			59%	760,000

Fourth Quarter 2012
Heating Oil (per gallon)
Collars	$3.07	$2.66	6%	71,000

Crude Oil (per barrel)
Brent Call Options	$126.46	N/A	27%	333,000
Brent Collars	$111.00	$95.01	3%	42,000
Total			36%	446,000

First Quarter 2013
Crude Oil (per barrel)
Brent Call Options	$129.32	N/A	17%	211,000
Total			17%	211,000

Second Quarter 2013
Crude Oil (per barrel)
Brent Call Options	$125.52	N/A	9%	105,000
Total			9%	105,000

Table 6.

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Operating Expenses and CASM, Excluding Aircraft Fuel

(in millions, except for CASM data) (unaudited)

	Three Months Ended
	March 31,
	2012		2011

GAAP operating expenses	$422.6		$370.6
Less: aircraft fuel, including taxes and oil	140.3		109.4
Adjusted operating expenses - excluding aircraft fuel	$282.3		$261.2

Available Seat Miles	3,141.3		2,784.0

CASM - GAAP	13.45	¢	13.31	¢
Less: aircraft fuel	4.46		3.93
CASM - excluding aircraft fuel	8.99	¢	9.38	¢